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                                                                  Exhibit 10.6


                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


                  This Amended and Restated Employment Agreement is made this 14th day of December, 1998, between Thomas R. Pledger ("Employee") and Dycom Industries, Inc. ("Employer").

                  1. Employment.

                  (a) Subject to the terms and conditions hereof, Employer hereby agrees to employ Employee as executive Chairman of the Board of Directors of the Employer (the "Board") to perform such specific duties and have such responsibilities as the Board may from time to time establish; provided, however, that such duties shall be consistent with the status, duties and responsibilities typically accorded to an executive Chairman. Employee hereby accepts employment by Employer as executive Chairman, subject to the terms and conditions hereof, and agrees to continue to devote his full business time and attention to his duties hereunder, to the best of his abilities.

                  (b) Effective as of January 13, 2003, the Employer hereby agrees to employ Employee as Chairman Emeritus; provided, however, that prior to January 13, 2003, the Board may, by a majority vote, elect to change the status of the Employee under this Employment Agreement to that of Chairman Emeritus, effective 30 days after written notice is provided to Employee. Upon becoming Chairman Emeritus, Employee's responsibilities under this Employment Agreement shall be to render such managerial, supervisory or advisory services during the period (the "Emeritus Period") beginning on the effective date of the change in status and ending on the termination of this Employment Agreement as shall be reasonably requested by Employer and shall be in lieu of the



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responsibilities and limitations described in Section 1(a); provided, however, that such services shall not be required for more than 10 working days in any month reasonably scheduled in advance unless Employee determines in his discretion to make a greater amount of his time available to provide such services. Employee shall not be required to perform such services in the offices of the Employer. The change in Employee's employment status to Chairman Emeritus shall not be treated as a breach of this Employment Agreement for purposes of paragraphs 5(c) and (d) hereof. Except as expressly provided herein, the remaining terms and conditions of this Employment Agreement shall continue to remain in full force and effect during the Emeritus Period.

                  2. Term of Employment. Employee's employment pursuant to this Employment Agreement shall commence on March 10, 1999 (or such earlier date as may be determined by the Board) and shall terminate upon the earlier of (a) termination pursuant to paragraph 5 hereof or (b) March 9, 2004, unless extended by the parties hereto. Prior to the commencement of the term of employment hereunder, Employee's employment shall continue to be governed by his Employment Agreement with Employer dated August 1, 1989, as amended on October 31, 1994 and as further amended on June 12, 1996 and the Change of Control Agreement dated March 11, 1997 (the "Prior Agreements").

                  3. Compensation, Benefits and Expenses.

                  (a) At the commencement of Employee's term of employment pursuant to this Employment Agreement, Employee shall be paid a base salary at an annual rate of $468,000. Payment will be made on the regularly scheduled pay dates of Employer, subject to all appropriate withholdings or other deductions required by law or by Employer's established policies applicable to all employees of Employer. Employer may increase Employee's salary at Employer's sole



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discretion, but shall not reduce such salary below the rate established by this
Employment Agreement (as it may be increased from time to time hereunder) without Employee's written consent.

                  (b) During the term of employment, Employer shall provide Employee with an automobile substantially equivalent in value to the automobile provided by Employer prior to the date hereof or pay Employee an allowance in the amount of $600 per month, plus the costs incurred by Employee for all fuel, oil and lubrication related to the business use of Employee's automobile, including travel from Employee's home to place of employment.

                  (c) In addition to any other compensation payable to Employee pursuant to this Employment Agreement, during the term of this Employment Agreement, Employee may be paid an annual bonus as determined by and within the sole discretion of the Board. In the event Employee's salary reaches $500,000 per annum, or Employee otherwise reasonably determines that any portion of his compensation from Employer could become non-deductible by reason of the application of Section 162(m) of the Internal Revenue Code, Employer promptly shall establish an annual cash bonus plan satisfying the qualified performance-based compensation exception to Section 162(m).

                 (d) Except as otherwise provided herein, Employee's services under this Employment Agreement shall be performed at the principal offices of Employer in Palm Beach Gardens, Florida, subject to such reasonable travel as the performance of Employee's duties and the business of the Employer may require.

                  (e) In addition to compensation payable to Employee as described above, Employee shall be entitled to participate in all employee benefit plans or programs of Employer as are available to management employees of Employer generally and such other benefit plans or programs as may be specified by the Board, including any stock options that may be granted by the



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Board. Employer also shall reimburse Employee for an annual physical examination by a physician of Employee's choice.

                  (f) Employer shall provide Employee with a retirement benefit equal to One Hundred Thirty Three Thousand Dollars ($133,000) for each year of employment Employee completes under this Employment Agreement, including any renewal periods. The retirement benefit shall be funded with whole life insurance contracts purchased by the Employer and owned by the Employee.

                  (g) On a timely basis, Employer shall reimburse Employee for such reasonable out-of-pocket expenses as Employee may incur for and on behalf of the furtherance of Employer's business provided that Employee submits to Employer satisfactory documentation or other support for such expenses in accordance with Employer's expense reimbursement policy.

                  4. Covenants of Employee.

                  (a) During the term of this Employment Agreement or during the term of his service with Employer, Employee shall not directly or indirectly engage in any business, whether as a proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is competitive with the business conducted by Employer, except that nothing herein shall prevent the Employee from owning any part of or participating in the operation of Pledger, Inc.

                  (b) During the term of this Employment Agreement and ending on the fifth anniversary following the termination of Employee's employment with Employer, Employee shall not divulge or appropriate to Employee's own use or to the use of others any trade secrets or confidential information or confidential knowledge pertaining in any respect to the business of Employer (collectively, the "Proprietary Information"). The restrictions contained herein shall not



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apply to, and Proprietary Information shall not include, any information which
(a) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Employment Agreement, or (b) is or becomes available to Employee after the termination of the Employee's employment with Employer on a non- confidential basis from a third-party source; provided that such third-party source is not bound by a confidentiality agreement or any other obligation of confidentiality to Employer.

                  (c) In the event Employee breaches this Employment Agreement or if Employee's employment is terminated by Employer pursuant to paragraph 5(a) of this Employment Agreement, Employee separately agrees, being fully aware that the performance of this Employment Agreement is important to preserve the present value of the property and business of Employer, that for twelve (12) calendar months following the date of such termination, Employee shall not directly or indirectly engage in any business, whether as proprietor, partner, joint venturer, employer, agent, employee, consultant, officer or beneficial or record owner of more than one percent of the stock of any corporation or association of any nature which is competitive with the business conducted by Employer in the current geographical service area of Employer or in any other geographical service area of Employer during the term of Employee's employment, except that nothing herein shall prevent the Employee from owning any part of or participating in the operation of Pledger, Inc. Within such geographical service areas and during such 12-month period, Employee shall not solicit or do business competitive with the business conducted by Employer, with any customers, partners or associates of Employer. Notwithstanding the foregoing, in the event of a Change of Control (as defined in paragraph 5 (f) below), the Employee's obligations under this paragraph 4(c) shall terminate as of the date that a Change of Control has occurred.




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                  (d) Employee agrees that the breach by Employee of any of the foregoing covenants is likely to result in irreparable harm, directly or indirectly, to Employer. Employee, therefore, consents and agrees that if Employee violates any of such covenants, Employer shall be entitled, among and in addition to any other rights or remedies available under this Employment Agreement or at law or in equity, to temporary and permanent injunctive relief to prevent Employee from committing or continuing a breach of such covenants.

                  (e) It is the desire, intent and agreement of Employee and Employer that the restrictions placed on Employee by this paragraph 4 be enforced to the fullest extent permissible under the law and public policy applied by any jurisdiction in which enforcement is sought. Accordingly, if and to the extent that any portion of this paragraph 4 shall be adjudicated to be unenforceable, such portion shall be deemed amended to delete therefrom or to reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of such portion in the particular jurisdiction in which such adjudication is made.

                  (f) Any controversy or claim arising out of or relating to this Employment Agreement shall be settled by arbitration in Palm Beach County, Florida, in accordance with the rules then in effect of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon. The arbitrator(s) shall have the right and ability to award attorneys' fees to the prevailing party in any such arbitration proceeding.

                  5. Termination.

                  (a) Employer shall have the right to terminate Employee's employment at any time for Cause for any of the following reasons:




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                  (i) Employee is convicted by a court of competent and final jurisdiction of any crime, whether or not involving Employer, that constitutes a felony in the jurisdiction involved;

                  (ii) (A) Employee commits any material and willful act of fraud, misappropriation, embezzlement, unethical business conduct or other act of dishonesty against Employer, or (B) Employee shall materially breach a duty of loyalty owed to the Employer or, as a result of his gross negligence, breaches a duty of care owed to the Employer; and/or

                  (iii) Employee materially breaches this Employment Agreement or fails or refuses to perform any of his material duties as required by this Employment Agreement in any material respect, after Employee being given written notice of such breach, failure or refusal, and Employee's failure to cure the same within 30 days of receipt of such notice.

                  (b) Unless otherwise terminated earlier pursuant to the terms of this Employment Agreement, Employee's employment under this Employment Agreement will terminate upon Employee's death and may be terminated by Employer or Employee upon giving not less than thirty (30) days written notice to the other party in the event that Employee, because of physical or mental disability or incapacity, is unable to perform Employee's duties hereunder for an aggregate of 180 working days during any 12-month period. All questions arising under this Employment Agreement as regards Employee's disability or incapacity shall be determined by a reputable physician mutually selected by Employer and Employee at the time such question arises. If Employer and Employee cannot agree upon the selection of a physician within a period of seven days after such question arises, then the chief of staff of Good Samaritan Hospital, West Palm Beach, Florida shall be asked to select a physician to make such determination. The determination of the physician selected



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pursuant to the above provisions of this paragraph 5(b) as to such matters shall be conclusively binding upon the parties hereto.

                  (c) Employee may terminate this Employment Agreement if Employer materially breaches this Employment Agreement. For purposes of this paragraph 5, Employer shall be deemed to have materially breached this Employment Agreement if (i) Employer fails to pay any portion of the compensation or provide Employee any employee benefit due Employee hereunder,
(ii) Employer discharges Employee without Cause, (iii) Employer materially changes the duties and responsibilities performed by Employee, (iv) Employer relocates Employee's principal place of business by more than 25 miles without Employee's consent, or (v) Employer fails to cause a successor to assume this Employment Agreement in accordance with paragraph 8(b) hereof. If Employee shall terminate this Employment Agreement as provided in this paragraph 5(c) then, provided Employer does not also have grounds to terminate this Employment Agreement for Cause as defined in paragraph 5(a) hereof, Employee shall not be liable to Employer for any damages as a result thereof, shall not be bound by the provisions of paragraph 4(c) hereof and shall receive severance in accordance with paragraph 5(d) hereof as if Employee's employment was terminated without Cause. Notwithstanding the foregoing, if Employee terminates this Employment Agreement as provided in this paragraph 5(c) within six months after the date of a Change of Control, then Employee shall not be liable to Employer for any damages as a result thereof, shall not be bound by the provisions of paragraph 4(c) hereof and shall receive severance in accordance with paragraph 5(d) hereof as if Employee's employment was terminated without Cause; provided, however, that Employer does not have grounds to terminate Employee's employment for Cause as defined in paragraphs 5(a)(i) and 5(a)(ii)(A) hereof.



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                  (d) In the event Employer terminates Employee's employment other than by reason of Cause as defined in paragraph 5(a) hereof or Employee resigns as a consequence of a material breach of this Employment Agreement as described in paragraph 5(c) hereof, Employee shall receive as damages for breach of this Employment Agreement a cash amount equal to three times the sum of (i) Employee's base salary then in effect, plus (ii) the highest bonus paid to the Employee during the three fiscal years immediately preceding his termination or resignation of employment (the "Severance Payment"). If such termination or resignation occurs prior to a Change of Control, the Severance Payment shall be paid to the Employee as soon as administratively practical in substantially equal payments over the 12-month period immediately following the Employee's termination or resignation of employment (the "Severance Period") in accordance with the Employer's payroll practices; provided, however, that after a Change of Control, the remainder of the Severance Payment, if any, shall be paid to the Employee in a lump sum within five days. If a termination or resignation occurs after a Change of Control, the Severance Payment shall be paid to the Employee in a lump sum within five days. In addition, during the Severance Period, the Employee and his dependents shall be entitled to continue to participate in all employee benefit plans (other than equity-based plans, bonus plans or disability plans) that Employer provides (and continues to provide) generally to its employees, provided that the Employee is entitled to continue to participate in such plans under the terms thereof.

                  (e) In the event Employee's employment is terminated by Employer for Cause, or if Employee quits or otherwise resigns for any reason other than as a result of Employer's material breach of this Employment Agreement as defined in paragraph 5(c) of this Employment Agreement, Employee shall receive no severance pay.




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                  (f) For purposes of this Employment Agreement, a "Change of
Control" shall be deemed to have occurred with respect to the Employer if any one or more of the following events occur:

                           (i) A tender offer is made and consummated for the
                  ownership of fifty percent (50%) or more of the outstanding voting securities of the Employer;

                           (ii) A "person", within the meaning of Section 3(a)9
                  or Section 13(d) (as in effect on the date hereof) of the Securities Exchange Act of 1934 shall acquire fifty percent (50%) or more of the outstanding voting securities of the Employer;

                           (iii) Substantially all of the assets of the
                  Employer are sold or transferred to another person, corporation or entity that is not a wholly-owned subsidiary of the Employer; or

                           (iv) A change in the Board such that a majority of
                  the seats on the Board are occupied by individuals who were neither nominated by a majority of the directors of the Employer as of the close of business on November 25, 1996 nor appointed by directors so nominated.

                  6. Right to Resign Following a Change of Control

                  Notwithstanding any provision in this Employment Agreement to the contrary, in the event of a Change of Control during the Employee's employment as executive Chairman, the Executive shall have the right to resign for any reason or for no reason during the 60 day period following the date on which the Board certifies that a Change of Control has occurred. For purposes of paragraphs 5(c) and (d) hereof, such resignation shall be deemed to be a termination without Cause. The provisions of this paragraph 6 shall not apply if, at the time of resignation, Employer




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is entitled to terminate the Employee's employment for Cause pursuant to paragraphs 5(a)(i) and 5(a)(ii)(A) hereof.

                  7. Gross Up Payments and Benefits After Change of Control

                  (a) Anything in this Employment Agreement to the contrary or any termination of this Employment Agreement notwithstanding, in the event that it shall be determined that Employee becomes entitled to any payments or distribution or benefits under this Employment Agreement or any benefit plan or program of the Employer which would be subject to the excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Employer shall pay Employee an additional amount or amounts (each, a "Gross Up Payment") such that the net amount or amounts retained by Employee, after deduction of any Excise Tax on any of the above described payments or benefits and any Federal, state and local income tax and Excise Tax upon payment provided for by this paragraph 7, shall be equal to the amount of such payments or benefits prior to the imposition of such Excise Tax.

                  (b) For purposes of determining the amount of a Gross Up Payment, Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross Up Payment is payable and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date the Gross Up Payment is payable, net of the maximum reduction in Federal income taxes which could be obtained from any available deduction of such state and local taxes.

                  (c) In the event that the amount of the Excise Tax is subsequently determined to be less than the amount taken into account in calculating a Gross Up Payment hereunder, Employee




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shall repay to the Employer (to the extend actually paid to Employee) at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross Up Payment attributable to such reduction (plus the portion of the Gross Up Payment attributable to the Excise Tax and Federal and state and local income tax imposed on the Gross Up Payment being repaid by Employee if such repayment results in a reduction in, or a refund of, Excise Tax and/or Federal and state and local income tax) plus interest on the amount of such payment at the rate provided in Section 1274(b)(2) (B) of the Code.

                  (d) In the event that the amount of the Excise Tax is determined to exceed the amount taken into account in calculating a Gross Up Payment hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), Employer shall pay an additional Gross Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (e) Each Gross Up Payment shall be paid by Employer on the date on which Employee becomes entitled to the payment or benefits giving rise to such Gross Up Payment.

                  8. Assignment and Succession.

                  (a) The services to be rendered and obligations to be performed by Employee under this Employment Agreement are special and unique, and all such services and obligations and all of Employee's rights under this Employment Agreement are personal to the Employee and shall not be assignable or transferrable. In the event of Employee's death, however, Employee's personal representative shall be entitled to receive any and all payments then due under this Employment Agreement.




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                  (b) This Employment Agreement shall inure to the benefit of and be binding upon and enforceable by Employer and the Employee and their respective successors, permitted assigns, heirs, legal representatives, executors, and administrators. If Employer shall be merged into or consolidated with another entity, the provisions of the Employment Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Employment Agreement in the same manner that Employer would be required to perform it if no such succession had taken place. The provisions of this paragraph 8(b) shall continue to apply to each subsequent employer of the Employee hereunder in the event of any subsequent merger, consolidation, transfer of assets of such subsequent employer or otherwise.

                  9. Notices.

                  Any notice, request or other communication to be given by any party to this Employment Agreement shall be in writing and be sent by certified mail, postage prepaid, addressed to the parties as follows:

                  If to Employer:
                  The Board of Directors
                  Dycom Industries, Inc.
                  First Union Center
                  4440 PGA Boulevard, Suite 600
                  Palm Beach Gardens, Florida 33410

                  If to Employee:

                  Mr. Thomas Pledger
                  Dycom Industries, Inc.
                  First Union Center
                  4440 PGA Boulevard, Suite 600
                  Palm Beach Gardens, Florida 33410

or to such other address as the parties respectively may designate by notice given in like manner, and any such notice, request or other communication shall be deemed to have given when mailed as described above.



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                  10. Waiver of Breach.

                  The waiver by Employer or Employee of a breach of any provision of this Employment Agreement by either party shall not operate or be construed as a waiver by the other party of any subsequent breach.

                  11. Amendment.

                  This Employment Agreement may be amended only by written instrument signed by all parties hereto.

                  12. Partial Invalidity.

                  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

                  13. Full Settlement.

                  The Employer's obligation to pay Employee the amounts required by this Employment Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which the Employer may have against Employee or anyone else. All payments and benefits to which Employee is entitled under this Employment Agreement shall be made and provided without offset, deduction, or mitigation on account of income that Employee may receive from employment from the Employer or otherwise, except as provided in paragraphs 6(c) and 6(d) hereof,




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or on account of any inability of the Employer to take a tax deduction with respect to any such payments or benefits.

                  14. Litigation.

                  If litigation shall be brought to challenge, enforce or interpret any provision contained in this Agreement, the Employer agrees to indemnify the Employee for his reasonable attorneys' fees and expenses incurred in such litigation; provided, however, that any litigation brought by the Employee is brought in good faith.

                  15. Voluntary Limitation.

                  Employee may elect to limit amounts payable under this Employment Agreement by notifying Employer, prior to Employee's receipt of such amounts, that Employee elects to receive either none or some portion of such amounts.

                  16. Governing Law.

                  This Employment Agreement shall be governed by the laws of the State of Florida without giving effect to choice of law principles.

                  17. Entire Agreement.

                  All prior negotiations and agreements between the parties hereto with respect to the matters contained herein are superseded by this Employment Agreement, including without limitation the Prior Agreements, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth herein.




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                  IN WITNESS WHEREOF, the parties have entered into this
Employment Agreement as of the date set forth above.


                                           DYCOM INDUSTRIES, INC.



                                           By:
                                               --------------------------------
                                               Louis W. Adams, Jr.



                                           By:
                                               --------------------------------
                                               Walter L. Revell



                                           By:
                                               --------------------------------
                                               Ronald P. Younkin



                                               --------------------------------
                                               Thomas R. Pledger, individually





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